Exhibit 99.1

November 4, 2010	MEDIA AND INVESTOR RELATIONS CONTACT:	Angela A. Minas
	Phone:	303/633-2900
	24-Hour:	303/807-7018

DCP MIDSTREAM PARTNERS REPORTS THIRD QUARTER 2010 RESULTS

•	Financial results in line with 2010 DCF forecast

•	Announced agreement with DCP Midstream to acquire 33 percent of DCP Southeast Texas joint venture

•	Successfully executed inaugural investment grade public debt offering

DENVER – DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and nine months ended September 30, 2010.

THIRD QUARTER AND YEAR TO DATE SUMMARY RESULTS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited) (Millions, except per unit amounts)
Net income (loss) attributable to partners	$(4.1)	$9.9	$47.7	$(11.1)
Net income (loss) per limited partner unit	$(0.23)	$0.21	$1.01	$(0.63)
Adjusted EBITDA(1)	$37.9	$30.2	$104.2	$102.8
Adjusted net income attributable to partners(1)	$14.6	$9.6	$36.1	$42.6
Adjusted net income per limited partner unit(1)	$0.28	$0.20	$0.69	$1.10
Distributable cash flow(1)	$24.0	$21.2	$80.6	$71.8

(1)

Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.

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THIRD QUARTER AND RECENT HIGHLIGHTS

•

We are announcing today that we have signed an acquisition agreement to acquire a 33% interest in the DCP Southeast Texas joint venture for $150 million. The DCP Southeast Texas joint venture is a fully integrated midstream business that we believe is well positioned to be a source of future growth and dropdown opportunities. Assets in the joint venture include:

•	675 miles of natural gas pipelines

•	Three natural gas processing plants totaling 350 MMcf per day of processing capacity

•	Natural gas storage assets with 9 Bcf of high deliverability salt dome storage capacity

•	Favorable access to interstate and intrastate gas markets

•	NGL market deliveries direct to Exxon Mobil and to Mont Belvieu via our Black Lake NGL pipeline

The joint venture is executing on organic expansion projects to increase processing capacity by 50 MMcf per day in 2011 and storage capacity by 6 Bcf by 2013.

This immediately accretive transaction, which is expected to close in January 2011, is consistent with our growth strategy and provides additional diversification of our asset portfolio, geography and resource exposure.

•

We successfully executed our inaugural public debt offering through the issuance of $250 million of 3.25% senior notes due 2015. The combination of our recently acquired investment grade ratings from S&P and Fitch and the proven execution of our investment grade debt offering mark another key milestone in the delivery on our financial positioning objectives.

•

Our integration efforts related to our numerous bolt-on acquisitions are progressing according to plan. The Wattenberg pipeline expansion project, which we expect to complete in early 2011, is also progressing on plan.

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CEO PERSPECTIVE

“Third quarter results were in line with our 2010 forecast,” said Mark Borer, president and CEO of the Partnership. “We are pleased to have reached an agreement to acquire a one-third interest in the Southeast Texas joint venture from our general partner, DCP Midstream. This acquisition reflects our multi-faceted growth strategy, which includes third party acquisitions, dropdowns and organic growth projects. Our growth opportunities continue to enhance the diversity of our asset portfolio, while also increasing our fee-based revenues. Our investment grade ratings and recent inaugural debt offering position us well for continued execution of our growth strategy.”

CONSOLIDATED FINANCIAL RESULTS

Adjusted EBITDA increased from $30.2 million for the three months ended September 30, 2009 to $37.9 million for the three months ended September 30, 2010. Adjusted EBITDA increased from $102.8 million for the nine months ended September 30, 2009 to $104.2 million for the nine months ended September 30, 2010.

On October 26, 2010, we announced a quarterly distribution of $0.61 per limited partner unit. Our distributable cash flow of $24.0 million for the three months ended September 30, 2010 provided a 0.9 times distribution coverage ratio for the quarter. The distribution coverage ratio for the last four quarters was 1.1 times.

OPERATING RESULTS BY BUSINESS SEGMENT

Natural Gas Services — Adjusted EBITDA of $33.8 million was relatively flat compared to prior year results. Results for the quarter were positively impacted by the addition of our Michigan acquisition and organic growth at our Piceance Basin asset, offset by differences in gas quality and lower gas throughput volumes at certain of our natural gas assets.

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Adjusted segment EBITDA increased from $93.0 million for the nine months ended September 30, 2009, to $100.2 million for the nine months ended September 30, 2010, reflecting our Michigan acquisition, organic growth at our Piceance Basin asset and increased NGL production, partially offset by the impacts of volume curtailments due to plant shutdowns and producer wellhead freeze offs as a result of near record cold weather in the first quarter, higher costs and downtime related to turnarounds at our Discovery and East Texas assets, and differences in gas quality and lower gas throughput volumes at certain of our natural gas assets. Results for 2009 include the impact of operational downtime at our Discovery, East Texas and Wyoming assets.

Wholesale Propane Logistics — Adjusted segment EBITDA decreased from $2.1 million for the three months ended September 30, 2009, to $0.4 million for the three months ended September 30, 2010, reflecting an extended planned outage related to the Providence terminal inspection and associated logistics of shifting inventory and sales volumes to our other terminals, partially offset by our acquisition of Atlantic Energy.

Adjusted segment EBITDA decreased from $28.5 million for the nine months ended September 30, 2009, to $11.6 million for the nine months ended September 30, 2010. Results for 2009 reflect a late winter, increased spot sales opportunities driven by a favorable marketing environment and higher per unit margins, approximately $6.0 million of which was attributable to the sale of inventory that was written down at the end of the fourth quarter of 2008.

NGL Logistics — Adjusted segment EBITDA increased from $2.0 million for the three months ended September 30, 2009, to $11.9 million for the three months ended September 30, 2010, reflecting a $9.1 million non cash step acquisition — equity interest re-measurement gain, higher per unit margins and increased throughput volumes associated with our Wattenberg and Black Lake acquisitions.

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Adjusted segment EBITDA increased from $4.9 million for the nine months ended September 30, 2009, to $17.4 million for the nine months ended September 30, 2010, reflecting a $9.1 million non-cash step acquisition — equity interest re-measurement gain, higher per unit margins and increased throughput volumes resulting from our Wattenberg and Black Lake acquisitions and an additional pipeline interconnect early in the year. Results for 2009 include lower throughput volumes and the first quarter impact of ethane rejection at certain connected processing plants.

CORPORATE AND OTHER

Increased general and administrative expense and increased depreciation and amortization expense for the three and nine months ended September 30, 2010 reflect the Michigan, Wattenberg and Black Lake acquisitions and associated transaction costs as well as organic capital spending.

CAPITALIZATION

On September 30, we issued $250 million of 3.25% senior notes due 2015. We used the net proceeds of this offering to reduce outstanding indebtedness under our $850 million revolving credit facility that matures in June 2012. At September 30, 2010, we had $363 million outstanding under our revolver, resulting in $487 million of unused capacity. Our leverage ratio pursuant to our credit facility for the quarter ended September 30, 2010, was approximately 3.8 times.

We mitigate a substantial portion of our interest rate risk with interest rate swaps which reduce our exposure to market rate fluctuations by converting variable interest rates to fixed interest rates. As of September 30, 2010, we had $350 million of our revolver debt converted to fixed rates through June 2012. Our effective interest rate on our overall debt position, as of September 30, 2010, was 4.3 percent.

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COMMODITY DERIVATIVE ACTIVITY

The objective of our commodity risk management program is to protect downside risk in our distributable cash flow. We utilize mark-to-market accounting treatment for our commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing our commodity derivative instruments based on futures pricing at the end of the period creates an asset or liability and associated non-cash gain or loss. Realized gains or losses from cash settlement of the derivative contracts occur monthly as our physical commodity sales are realized or when we rebalance our portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of our commodity derivative instruments do not affect our distributable cash flow.

For the three and nine months ended September 30, 2010 derivative activity and total revenues included non-cash losses and a non-cash gain of $18.5 million and $11.6 million, respectively. Net cash hedge settlements for the three months ended September 30, 2010 were receipts of $2.1 million, which was comprised of payments of $2.0 million in monthly settlements and receipts of $4.1 million associated with rebalancing our portfolio. For the nine months ended September 30, 2010, net hedge cash settlements were receipts of $0.1 million, which was comprised of payments of $5.8 million in monthly settlements and receipts of $5.9 million associated with rebalancing our portfolio. This compares to a non-cash gain and non-cash losses of $0.3 million and $53.5 million for the three and nine months ended September 30, 2009, respectively. Net cash hedge settlements for the three months ended September 30, 2009 were receipts of $2.9 million, which was comprised of receipts of $1.9 million in monthly settlements and receipts of $1.0 million associated with rebalancing our portfolio. For the nine months ended September 30, 2009, net hedge cash settlements were receipts of $17.3 million, which was comprised of receipts of $12.5 million in monthly settlements and receipts of $4.8 million associated with rebalancing our portfolio. While our earnings will continue to fluctuate as a result of the volatility in the commodity markets, our commodity derivative contracts mitigate a portion of the risk of weakening commodity prices thereby stabilizing distributable cash flows.

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EARNINGS CALL

DCP Midstream Partners will hold a conference call to discuss third quarter and year to date results on Friday, November 5, 2010, at 9 a.m. ET. The dial-in number for the call is 877-317-6789 in the United States or 412-317-6789 outside the United States. A live Webcast of the call can be accessed on the investor information page of DCP Midstream Partners’ Web site at http://www.dcppartners.com. The call will be available for replay until 9 a.m. ET on November 15, 2010, by dialing 877-344-7529, in the United States or 412-317-0088 outside the United States. The conference number is 445721. A replay and transcript of the broadcast will also be available on the Partnership’s Web site.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, and adjusted net income per unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures should not be considered in isolation or as an alternative to our financial measures presented in accordance with GAAP, including net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.

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We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, net income attributable to noncontrolling interest net of depreciation and income tax, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Maintenance capital expenditures are capital expenditures made where we add on to or improve capital assets owned, or acquire or construct new capital assets, if such expenditures are made to maintain, including over the long term, our operating capacity. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices. Distributable cash flow is used as a supplemental liquidity and performance measure by our management and we believe by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess our ability to make cash distributions to our unitholders and our general partner.

We define adjusted EBITDA as net income or loss attributable to partners less interest income and non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses, adjusted for any noncontrolling interest on depreciation and amortization expense, and income tax expense. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners less interest income and non-cash commodity derivative gains for that segment, plus interest expense, income tax expense, depreciation and amortization expense and non-cash commodity derivative losses for that segment, adjusted for any noncontrolling interest on depreciation and amortization expense, and income tax expense for that segment. Our adjusted EBITDA equals the sum of our adjusted segment EBITDAs, plus general and administrative expense.

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Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as supplemental performance measure by our management and we believe by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities; and

•

in the case of Adjusted EBITDA, the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness, make cash distributions to our unitholders and general partners, and finance maintenance expenditures.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses, less non-cash derivative gains. Adjusted net income per unit is then calculated from adjusted net income attributable to partners. These non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.

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ABOUT DCP MIDSTREAM PARTNERS

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, processes, transports and markets natural gas, transports and markets natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

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CAUTIONARY STATEMENTS

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected.

The key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are described in detail in the Partnership’s periodic reports most recently filed with the Securities and Exchange Commission, including its most recent Form 10-K and most recent Form 10-Q. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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DCP MIDSTREAM PARTNERS, LP

FINANCIAL RESULTS AND

SUMMARY BALANCE SHEET DATA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$227.7	$178.1	$826.1	$608.9
Transportation, processing and other	28.7	24.2	83.0	68.7
(Losses) gains from commodity derivative activity, net	(16.5)	3.4	12.0	(35.5)

Total operating revenues	239.9	205.7	921.1	642.1
Purchases of natural gas, propane and NGLs	(200.2)	(151.3)	(738.7)	(516.5)
Operating and maintenance expense	(19.2)	(19.0)	(58.8)	(52.3)
Depreciation and amortization expense	(19.2)	(16.4)	(55.7)	(47.3)
General and administrative expense	(8.2)	(7.9)	(25.0)	(23.6)
Step acquisition — equity interest re-measurement gain	9.1	—	9.1	—
Other income	0.5	—	4.0	—

Total operating costs and expenses	(237.2)	(194.6)	(865.1)	(639.7)

Operating income	2.7	11.1	56.0	2.4
Interest expense, net	(7.5)	(7.1)	(22.0)	(21.1)
Earnings from unconsolidated affiliates	4.1	8.4	18.6	11.0
Income tax expense	(0.1)	—	(0.5)	(0.1)
Net income attributable to noncontrolling interests	(3.3)	(2.5)	(4.4)	(3.3)

Net (loss) income attributable to partners	$(4.1)	$9.9	$47.7	$(11.1)
Net loss attributable to predecessor operations	—	—	—	1.0
General partner unitholders’ interest in net income or net loss	(4.1)	(3.4)	(12.1)	(9.3)

Net (loss) income allocable to limited partners	$(8.2)	$6.5	$35.6	$(19.4)

Net (loss) income per limited partner unit—basic and diluted	$(0.23)	$0.21	$1.01	$(0.63)

Weighted-average limited partner units outstanding—basic and diluted	36.0	31.7	35.1	30.6

	September 30, 2010	December 31, 2009
	(Millions)
Cash and cash equivalents	$11.8	$2.1
Other current assets	146.6	195.6
Restricted investments (a)	—	10.0
Property, plant and equipment, net	1,042.5	1,000.1
Other long-term assets	298.3	273.7

Total assets	$1,499.2	$1,481.5

Current liabilities	$159.8	$191.1
Long-term debt (a)	612.8	613.0
Other long-term liabilities	62.4	72.0
Partners’ equity	443.2	377.7
Noncontrolling interests	221.0	227.7

Total liabilities and equity	$1,499.2	$1,481.5

(a)	Long-term debt includes $0 and $10 million outstanding on the term loan portion of our credit facility as of September 30, 2010 and December 31, 2009, respectively. These amounts are fully secured by restricted investments.

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DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net (loss) income attributable to partners	$(4.1)	$9.9	$47.7	$(11.1)
Interest expense, net	7.5	7.1	22.0	21.1
Depreciation, amortization and income tax expense, net of noncontrolling interest	16.0	13.5	46.1	39.3
Non-cash commodity derivative mark-to-market	18.5	(0.3)	(11.6)	53.5

Adjusted EBITDA	37.9	30.2	104.2	102.8
Interest expense, net	(7.5)	(7.1)	(22.0)	(21.1)
Depreciation, amortization and income tax expense, net of noncontrolling interest	(16.0)	(13.5)	(46.1)	(39.3)
Other	0.2	—	—	0.2

Adjusted net income attributable to partners	14.6	9.6	36.1	42.6
Maintenance capital expenditures, net of reimbursable projects	(0.2)	(1.0)	(4.1)	(9.9)
Distributions from unconsolidated affiliates, net of earnings	(0.2)	(0.9)	5.3	(0.5)
Depreciation and amortization, net of noncontrolling interest	15.9	13.5	45.7	39.3
Step acquisition — equity interest re-measurement gain	(9.1)	—	(9.1)	—
Proceeds from asset sales and assets held for sale, net of noncontrolling interest	2.7	—	6.2	0.3
Other	0.3	—	0.5	—

Distributable cash flow	$24.0	$21.2	$80.6	$71.8

Adjusted net income attributable to partners	$14.6	$9.6	$36.1	$42.6
Net loss attributable to predecessor operations	—	—	—	1.0
General partner interest in net income	(4.4)	(3.4)	(12.0)	(10.0)

Adjusted net income allocable to limited partners	$10.2	$6.2	$24.1	$33.6

Adjusted net income per unit	$0.28	$0.20	$0.69	$1.10

Net cash provided by operating activities	$41.7	$43.8	$130.4	$95.1
Interest expense, net	7.5	7.1	22.0	21.1
Distributions from unconsolidated affiliates, net of earnings	0.2	0.9	(5.3)	0.5
Net changes in operating assets and liabilities	(33.9)	(16.1)	(26.6)	(56.5)
Net income or loss attributable to noncontrolling interests, net of depreciation and income tax	(6.6)	(5.4)	(14.5)	(11.4)
Non-cash commodity derivative mark-to-market	18.5	(0.3)	(11.6)	53.5
Step acquisition — equity interest re-measurement gain	9.1	—	9.1	—
Other, net	1.4	0.2	0.7	0.5

Adjusted EBITDA	37.9	30.2	104.2	102.8
Interest expense, net	(7.5)	(7.1)	(22.0)	(21.1)
Maintenance capital expenditures, net of reimbursable projects	(0.2)	(1.0)	(4.1)	(9.9)
Distributions from unconsolidated affiliates, net of earnings	(0.2)	(0.9)	5.3	(0.5)
Step acquisition — equity interest re-measurement gain	(9.1)	—	(9.1)	—
Proceeds from asset sales and assets held for sale, net of noncontrolling interest	2.7	—	6.2	0.3
Other	0.4	—	0.1	0.2

Distributable cash flow	$24.0	$21.2	$80.6	$71.8

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DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

SEGMENT FINANCIAL RESULTS AND OPERATING DATA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$24.0	$21.2	$80.6	$71.8
Distributions declared	$27.4	$22.6	$77.2	$65.2

Distribution coverage ratio	0.88x	0.94x	1.04x	1.10x

Distributable cash flow	$24.0	$21.2	$80.6	$71.8
Distributions paid	$25.3	$22.6	$74.4	$62.8

Distribution coverage ratio — paid	0.95x	0.94x	1.08x	1.14x

Segment Financial Results and Operating Data:
Natural Gas Services Segment:
Financial results:
Segment net income attributable to partners	$1.8	$20.8	$70.9	$1.8
Non-cash commodity derivative mark-to-market	18.0	0.3	(12.7)	54.2
Depreciation and amortization expense	17.3	15.8	52.1	45.1
Noncontrolling interest on depreciation and income tax	(3.3)	(2.9)	(10.1)	(8.1)

Adjusted segment EBITDA	$33.8	$34.0	$100.2	$93.0

Operating and financial data:
Natural gas throughput (MMcf/d)	1,168	1,111	1,164	1,071
NGL gross production (Bbls/d)	32,882	30,843	33,200	27,086
Operating and maintenance expense	$15.0	$16.1	$48.2	$43.8
Wholesale Propane Logistics Segment:
Financial results:
Segment net (loss) income attributable to partners	$(1.1)	$2.4	$8.9	$28.2
Non-cash commodity derivative mark-to-market	0.5	(0.6)	1.1	(0.7)
Depreciation and amortization expense	1.0	0.3	1.6	1.0

Adjusted segment EBITDA	$0.4	$2.1	$11.6	$28.5

Operating and financial data:
Propane sales volume (Bbls/d)	14,086	12,435	20,165	21,146
Operating and maintenance expense	$3.1	$2.5	$8.3	$7.6
NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$11.1	$1.7	$15.5	$3.8
Depreciation and amortization expense	0.8	0.3	1.9	1.1

Adjusted segment EBITDA	$11.9	$2.0	$17.4	$4.9

Operating and financial data:
NGL pipelines throughput (Bbls/d)	41,392	32,417	39,004	27,745
Operating and maintenance expense	$1.1	$0.4	$2.3	$0.9

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DCP MIDSTREAM PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Q409	Q110	Q210	Q310	Twelve months ended September 30, 2010
	(Millions, except as indicated)
Net (loss) income attributable to partners	$(8.0)	$25.8	$26.0	$(4.1)	$39.7
Maintenance capital expenditures, net of reimbursable projects	(2.7)	(3.0)	(0.9)	(0.2)	(6.8)
Depreciation and amortization expense, net of noncontrolling interests	14.1	14.6	15.2	15.9	59.8
Non-cash commodity derivative mark-to-market	29.9	(7.8)	(22.3)	18.5	18.3
Distributions from unconsolidated affiliates, net of losses and earnings	2.2	1.9	3.6	(0.2)	7.5
Proceeds from asset sales and assets held for sale, net of noncontrolling interests	—	0.2	3.3	2.7	6.2
Step acquisition – equity interest re-measurement gain	—	—	—	(9.1)	(9.1)
Other	0.2	—	—	0.5	0.7

Distributable cash flow	$35.7	$31.7	$24.9	$24.0	$116.3

Distributions declared	$24.6	$24.6	$25.3	$27.4	$101.9

Distribution coverage ratio	1.45x	1.29x	0.99x	0.88x	1.14x

Distributable cash flow	$35.7	$31.7	$24.9	$24.0	$116.3

Distributions paid (a)	$22.6	$24.6	$24.6	$25.3	$97.0

Distribution coverage ratio — paid	1.58x	1.29x	1.01x	0.95x	1.20x

(a)	The sum of the four quarter distributions paid does not equal the 12 months ended September 30, 2010, due to rounding.

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